Exhibit 4.7

FINAL

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of this 21st day of September, 2005, in Glen Ellyn, Illinois, by and between PINNACLE ROOFING, INC., a Florida corporation with its principal place of business at 598 S. Northlake Blvd., Suite 1040 Altamonte Springs, FL. (the “Company”), and MICHAEL “DEAN” YANCEY, an individual residing at 2036 Sea Hawk Cir. Ponte Vedra, FL.

WHEREAS, the Company is in the business of installing and repairing roofs for both residential and commercial properties in the State of Florida (the “Business”);

WHEREAS, Yancey has sold the Business to National Storm Management Services, Inc.;

WHEREAS, the Company wishes to hire Yancey as an employee with respect to the Company and the Business; and

WHEREAS, the Company and Yancey herein wish to set forth the terms of the agreement which they have reached with respect to Yancey’s forthcoming employment by the Company;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Commencement of Employment. Effective as of the date of this Agreement, Yancey’s employment with the Company shall immediately commence on the terms and conditions hereinafter stated.

2.  Term of Employment. Following the commencement of his employment under this Agreement, Yancey shall remain in the employment of the Company until such employment is terminated in accordance with Section 11 hereinbelow.

3.  Responsibilities. During his employment under this Agreement, Yancey shall pull permits in Florida as a licensed roofing contractor for Company and its affiliates. In addition, Yancey shall have such other responsibilities as the Company may lawfully assign to him from time to time.

4.  Base Salary. During Yancey’s employment under this Agreement, Yancey shall be paid an annualized base salary of not less than One hundred four Thousand and No/100 Dollars ($104,000.00). Such salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll practices, and shall be subject to applicable payroll-related taxes and withholdings.

5.  Employment Benefits. During his employment under this Agreement, Yancey shall be entitled to one week paid vacation. Additionally, Yancey shall be entitled to participate in all benefit programs, including health insurance and the Company’s 401K plan, if and when implemented by the Company, for its regular full-time employees, subject to the terms thereof.

6.  Vehicle. For the term of Yancey’s employment, Company shall pay monthly $800 (eight hundred) to compensate Yancey for his vehicle.

7.  Apartment. Company shall lease for Yancey a one bedroom apartment in Orlando, Florida during the term of his employment with the Company; provided, however, that the cost to the Company for the apartment lease, utilities, and related furniture shall not exceed One Thousand Three Hundred Fifty and No/100 Dollars ($1,350.00) per month. Yancey agrees to indemnify Company for any damages, costs, or fees, including reasonable attorney’s fees, resulting from any negligent or reckless conduct by Yancey or his guests or invitees at, in, and around such apartment.

8.  Fiduciary Duty.

(a) During his employment under this agreement, Yancey shall perform his job responsibilities to the best of his ability, and shall devote his full energies, capabilities, attention and business time to the performance of such responsibilities.

(b) During his employment under this Agreement, Yancey shall not render any services of a business, commercial or professional nature to any person or entity other than the Company or its affiliates, including National Storm Management Services, Inc. (collectively the “National Storm Companies”) or engage in any activity which conflicts or interferes with his performance of such responsibilities. Yancey recognizes and agrees that the foregoing provisions prohibit, among other things, his marketing, offering, selling or otherwise providing any products or services similar to, or otherwise competitive with, those products and services offered by the National Storm Companies, except where done in the name of the National Storm Companies, for the benefit of the National Storm Companies, and with the Company’s prior knowledge and written consent. This paragraph shall not include and shall not apply to Yancey’s obligations to Mastercraft Roofing described in Section 10 hereto.

9.  Confidential Information.

(a) Yancey recognizes that by virtue of his employment under this Agreement, he will be granted otherwise prohibited access to confidential information, proprietary data and trade secrets of the National Storm Companies which are not known either to competitors of the National Storm Companies or within the roofing industry generally. This information (collectively, the “Confidential Information”) includes, but is not limited to, marketing strategies and plans; current and prospective customers; the identity of key contracts at such customers; customers’ particularized preferences and needs; pricing policies and programs; financial data; personnel data; compensation data; and other unique and specialized data, practices, programs and plans. Yancey recognizes that this Confidential Information constitutes a valuable property of the National Storm Companies, developed over a significant period of time and at substantial expense.

Accordingly, Yancey agrees that he will not, at any time during his employment under this Agreement, divulge such Confidential Information or make use of it for his own purposes or the purposes of any person or entity other than the National Storm Companies.

(b) Yancey recognizes the highly-sensitive nature of the Confidential Information to which he will have access during his employment, and acknowledges the National Storm Companies’ legitimate interest in protecting the Confidential Information from disclosure following the termination of his employment. Accordingly, Yancey agrees that following the termination of his employment under this Agreement, he shall not, directly or indirectly, without the prior written consent of the President of the Company, divulge any Confidential Information or make use of it for his own purposes or the purposes of any other person or entity.

10.  Non-Competition.

(a) Yancey recognizes that by virtue of his employment under this Agreement, he will be involved with existing customers of the National Storm Companies and new customers obtained by the National Storm Companies during his employment. Yancey understands and agrees that all efforts expended with respect to such customers shall be for the benefit of the National Storm Companies. Yancey further agrees that during his employment under this Agreement, he will not engage in any conduct which could in any way jeopardize or disturb any of the National Storm Companies’ customer relationships.

(b) Yancey recognizes the National Storm Companies’ legitimate interest in protecting, for a reasonable period of time after his employment, the National Storm Companies’ existing companies and prospective customers and their existing employees, subcontractors, independent contractors, and salespersons, from solicitation and competitive activities by Yancey. Accordingly, Yancey agrees that for a period of one (1) year following the termination of his employment under this Agreement, from the Orlando city limits and in any County in Florida south of Orlando (the “Territory”), he shall not, directly or indirectly, without the prior written consent of the President of the Company, engage in any of the following conduct:

(1) Qualify any business which designs, manufactures, markets, offers, sells or distributes in Florida any products or services similar to, or otherwise competitive with, those products and services offered by the Business; or

(2) Market, offer, sell or otherwise provide any products or services similar to, or otherwise competitive with, those offered by the Business to any customer of the Business, or to any prospective customer of the Business with which Yancey was substantially involved at any time during his employment under this Agreement. (For purposes of this provision, the term “substantially involved” shall mean Yancey’s involvement in any face-to-face meeting or ongoing telephone conversations with a prospective customer, or in the formulation or review of any written submission specifically prepared for a prospective customer, where such communication is intended to solicit or otherwise generate interest in the establishment of a business relationship); or

(3) Induce or attempt to induce any customer of the business to reduce or terminate its trade or business with the Business, seek to divert any trade or business away from the Business, or otherwise engage in any conduct intended to be detrimental to the business relationships of the Business with its customers; or

(4) Solicit, induce, hire, retain, offer employment to, or otherwise seek to influence any employee, representative, agent, subcontractor, independent contractor, or salespersons, to terminate his, her or its relationship with the Business.

(d) Yancey acknowledges and agrees that he has had an opportunity to consult with an attorney of his own selection concerning his obligations hereunder, and that he understands the meaning and legal effect of each and all of the provisions hereof. Yancey further acknowledges and agrees that the foregoing restrictions are reasonable and that such obligations are intended solely to safeguard the National Storm Companies’ protectable interests and legitimate business needs.

(e) Yancey acknowledges and agrees that his obligations under Sections 8, 9 and 10 of this Agreement are of a special, unique and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law. Accordingly, Yancey understands and agrees that the National Storm Companies shall be entitled to equitable relief to prevent a breach or threatened breach of this Agreement without the need to post any bond.

(f) In the event that any court shall finally hold that the scope, time, or geographical areas or any other provision in Section 9 and 10 constitutes an unreasonable restriction against Yancey, then the parties hereto expressly agree that the provisions of this Section 9 and 10 shall not be rendered  void, but shall apply to scope, time, and territory or to such other extent as such court may judicially determine or indicate or, if such court does not so determine or indicate, to the extent which any pertinent statute or judicial decision in the jurisdiction of such court may indicate constitutes a reasonable restriction under the circumstances involved.

11.  Termination of Employment.

(a) Yancey’s employment under this Agreement shall automatically terminate on Sept. 21, 2006.

(b) Yancey’s employment under this Agreement shall automatically terminate upon his death.

(c) the Company shall have the right to terminate Yancey’s employment under this Agreement for Cause, which is hereby defined to mean:

(1) Yancey’s wrongful conversion of any asset or opportunity of the Company, or any other material act of dishonesty by Yancey intended to result directly or indirectly in his personal gain or enrichment at the expense of the Company; or

(2) the inability of Yancey to perform his duties due to a legal impediment caused by the acts and/or omissions of Yancey such as, without limitation, the entry against Yancey of an injunction, restraining order or other type of judicial judgment, decree or order which would prevent or hinder Yancey from performing his duties; or

(3) Yancey’s being charged with a felony or any criminal offense involving dishonesty or moral turpitude, or with any act of employment discrimination, harassment or other unlawful conduct, where, in the reasonable judgment of the Company, such charge may adversely affect Yancey’s performance of his job responsibilities or the interests, status, reputation or goodwill of the Company; or

(4) Yancey’s breach of any of his obligations under Section 8, 9 or 10 of this Agreement; or

(5) Yancey’s failure to perform his job responsibilities to the reasonable satisfaction of the Company, commission of an act by Yancey in the performance of his duties hereunder determined by the President of the Company to amount to gross, willful or wanton, negligence, excessive absenteeism, flagrant neglect of work, serious misconduct, or Yancey’s material breach of any other provision of this Agreement.

(d) Yancey shall have the right to terminate this Agreement for Cause which shall include any act and/or omission of Company which (i) violates any provision of Chapter 489, Florida Statutes, and accompanying administrative rules; (ii) subjects Yancey to discipline by the DBPR Construction Industry Licensing Board or any local governmental entity; (iii) in Yancey’s reasonable estimation will subject him to discipline by the DBPR Construction Industry Licensing Board or any local governmental entity; (iv) violates any criminal statute or law which relates to the construction industry; or (v) subjects Yancey to a civil lawsuit. If as a result of Pinnacle Roofing Inc.’s business activities it causes Yancey to have his contractor’s license revoked, a lump sum payment of $50,000 (fifty, thousand) dollars would be made to Yancey within 60 days of revocation notice. Pinnacle Roofing Inc. would also be responsible for any fines, costs, and reasonable attorney’s fees associated with such revocation.

12.  Return of Property of the National Storm Companies. Upon the termination of Yancey’s employment under this Agreement for any reason, or sooner if requested, Yancey shall return to the Company all contracts, proposals, plans, lists, reports, schedules, manuals, prints, specifications, samples, files and other items which relate in any way to the business of the National Storm Companies, including, without limitation, all materials which comprise or refer to any Confidential Information. Yancey further agrees that he will not make or retain any copy, note or other item intended to memorialize any such data.

13.  Transfer of Stock. Once this new agreement is signed, National Storm Management, which is now being actively traded on the stock market, agrees to give to Yancey, Seventy-five thousand (75,000) shares of company stock on the first day January 2006.

14.  Additional Provisions.

(a) All notices and consents required by this Agreement shall be in writing and delivered personally, transmitted via facsimile, or sent by international overnight carrier to the other party at his or its last known address.

(b) This Agreement shall be interpreted and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws, and not the laws of conflicts, of the State of Florida.

(c) The descriptive article and section titles in this Agreement have been inserted for convenience only and shall not be considered in interpreting any provision of this Agreement.

(d) The provisions of this Agreement are intended to be interpreted in a manner which renders them valid and enforceable. If any provision of this Agreement is found to be partially or wholly invalid or unenforceable, it shall be modified to the extent and in the manner which a court of competent jurisdiction deems reasonable, and thereupon enforced upon such terms. If any such provision is not or cannot be so modified, it shall be deemed stricken from this Agreement without affecting the validity and enforceability of any of the remaining provisions hereof.

(e) The failure of either party to require strict compliance with any provision of this Agreement, or the waiver by any party of any breach of this Agreement, shall not impair that party’s right thereafter to enforce that or any other position of this Agreement.

(f) The rights and benefits of this Agreement may not be assigned or transferred to any other person or entity without the prior written consent of all parties to this Agreement except that Company may assign its rights and obligations hereunder to any of the National Storm Companies without the written consent of Yancey.

(g) This Agreement may be executed via facsimile, and a facsimile signature shall be deemed an original signature for all purposes. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

(h) This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, commitments and agreements between the parties with respect to the subject matter hereof. No modification or rescission of this Agreement shall be deemed valid unless in writing and signed by Yancey and the President of the Company.

(i) In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover from the non-prevailing party its reasonable attorneys’ fees and costs as shall be determined and awarded by the court.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date appearing above.

PINNACLE, ROOFING INC., a Florida corporation.

/s/ TERRY KIEFER
TERRY KIEFER, President		:

By:	/s/ MICHAEL DEAN YANCY
MICHAEL DEAN YANCEY, individually